Exhibit 99.1

Press Release – David Holmberg named CEO-Elect of Eye Care Centers of America, Inc.

David McComas to Retire Following Nearly a Decade of Service

PITTSBURGH, Pa (October 29, 2007) — Pennsylvania-based HVHC Inc., a wholly owned subsidiary and holding company for the vision business of Highmark Inc., has announced the retirement of David McComas as Chief Executive Officer of Eye Care Centers of America (ECCA) effective December 31, 2007.

On January 1, 2008, David Holmberg will become ECCA’s Chief Executive Officer. Mr. Holmberg formerly was Executive Vice President of Operations for Jo-Ann Stores, Inc. (JAS). His previous experience includes three years as president, Cole Licensed Businesses, a provider of retail optical services for Sears Optical, Target Optical, and Pearle Vision Canada, based in Cleveland.

In addition, Mr. Holmberg held several key management positions at Zales Corporation (ZLC) in Dallas including executive vice president, Zale U.S., and president, Zale Canada. Mr. Holmberg holds an MBA from the University of Texas at Dallas and is a graduate of the Harvard Business Schools Advanced Management Program.

“We are grateful to Dave McComas for his many years of service and his valuable contributions that have made the company very successful,” said HVHC president and chief executive officer Robert Gray.

“I have enjoyed leading the efforts of the ECCA staff as we grew the company during the past decade, and I’ve greatly appreciated my relationship with HVHC,” said Mr. McComas. “I’m proud that ECCA is well positioned as one of the top retail optical chains in the country.”

HVHC acquired San Antonio, Texas-based ECCA in 2006. As a wholly owned subsidiary of HVHC, ECCA operates and/or manages more than 400 optical retail stores in 36 states. The company offers frames, lenses, accessories and sunglasses in retail operations under 11 regional chains, each a recognized leader in its respective market.

According to Mr. Gray, Holmberg’s leadership will give ECCA and HVHC the ability to continue its commitment to customer choice by maintaining a blended network of private practitioners and retail chains to meet the diverse health care and vision care needs of employers and consumers.

“David Holmberg has an impressive list of credentials and brings a great deal of retail experience and enthusiasm to the job,” Gray said. “We know that David will make many contributions to our vision business in the years ahead.”

“Joining the Highmark organization is a great opportunity,” Holmberg said. “Not only has the company built an excellent reputation in the health insurance industry for 70 years, it has established a major national presence in the vision business and I’m looking forward to being part of the executive team.”

ECCA employs nearly 5,000 people throughout the United States. Its retail locations joined the 89 other optical retail sites owned by HVHC – including locations in New York, New England, and Pennsylvania.

In 2005 HVHC acquired Viva International Group, a New Jersey-based ophthalmic and sunglass design and distribution company. The purchase of Viva, and the acquisition of ECCA has enabled HVHC to provide clients with a full spectrum of vision products and services with a fully integrated delivery system.

About HVHC Inc.

HVHC Inc. is the for-profit subsidiary that holds the stock of Highmark’s vision companies – DVSC, Inc. and Davis Vision, Inc., Viva International Group and Eye Care Centers of America. Together, these companies rank among the nation’s largest managed vision care companies, providing comprehensive coverage to more than 38 million individuals nationwide including 18 million funded members and an additional 20 million discount members.

About Eye Care Centers of America, Inc.

With more than 400 retail stores in 36 states, Eye Care Centers of America, Inc. is the third largest retail optical chain in the U.S. The company’s brand names include EyeMasters, Binyon’s, Visionworks, Hour Eyes, Dr. Bizer’s VisionWorld, Dr. Bizer’s ValueVision, Doctor’s ValuVision, Stein Optical, Vision World, Doctor’s VisionWorks, and Eye DRx. Founded in 1984, the company is headquartered in San Antonio, Texas.